Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces

Third Quarter 2011 Financial Results and Recent Operational Highlights

-Total Net Revenues of $66.7 Million, up 24% versus Q3 of 2010

-Worldwide XIAFLEX® Net Revenues of $13.1 Million; Worldwide Testim® Net Revenues of $53.6 Million

MALVERN, PA, (October 31, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended September 30, 2011. For the third quarter of 2011, Auxilium reported net revenues of $66.7 million compared to net revenues of $53.6 million in the third quarter of 2010. The net loss for the third quarter of 2011 was $(4.1) million, or $(0.08) per share, compared to a net loss of $(12.8) million, or $(0.27) per share, reported for the third quarter of 2010.

“We believe that the progress we made in the third quarter of 2011 will drive long term shareholder value. XIAFLEX® revenues showed sequential growth over the second quarter of 2011, despite a slight decrease in overall Dupuytren’s procedure volumes, and new XIAFLEX data were well received by physicians attending the American Society for Surgery of the Hand meeting. We remain encouraged by the physician and patient success stories and believe that XIAFLEX will become the standard of care for Dupuytren’s contracture,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Testim® continued to perform well, despite continuing competition in the testosterone replacement market, with prescriptions posting growth over the third quarter of 2010 and over the second quarter 2011.”

Third Quarter and Recent Operational Highlights:

XIAFLEX:

•	Worldwide net revenues for XIAFLEX were $13.1 million for the third quarter 2011, up 130% versus the third quarter of 2010.

•	Net revenues of XIAFLEX in the U.S. were $10.3 million in the third quarter 2011, up 124% versus the third quarter of 2010.

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At the 2011 ASSH meeting in early September, physician attendees expressed interest around newly announced XIAFLEX data covering an encouraging 18-month commercial safety update, detailed positive three-year recurrence dynamics, no unexpected safety events from a pilot multicord study and improved outcomes with usage of XIAFLEX in a real-world post approval setting.

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In August, Auxilium and BioSpecifics Technologies Corp. (“BioSpecifics”) announced dismissal of all pending litigation and plans to develop additional indications using XIAFLEX. Auxilium announced plans to initiate a phase I study for the treatment of cellulite in the first quarter of 2012 and BioSpecifics announced plans to initiate studies for the treatment of human and canine lipomas in the near future. Auxilium also announced plans to initiate a phase IIb trial of XIAFLEX for the treatment of Frozen Shoulder syndrome in the fourth quarter of 2011.

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The Company announced that the active dosing phase for the double-blind placebo-controlled phase III program of XIAFLEX for the treatment of Peyronie’s disease was completed by the end of August. Top-line data is expected in the second quarter of 2012.

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In October, Auxilium announced that the first patient has been enrolled in a XIAFLEX phase IIIb Dupuytren’s contracture multicord study. The study is anticipated to enroll approximately 60 patients and top-line results are expected in the second half of 2012.

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In the third quarter, the Company achieved a $7.5 million regulatory milestone under the license agreement with its EU partner, Pfizer Inc. (Pfizer), for the first sale of XIAPEX® for the treatment of Dupuytren’s contracture in Spain. Including this payment, which was received in early October 2011, the Company has received $60 million in regulatory milestones, offset by $3.9 million in costs incurred by Pfizer for the development of XIAPEX which costs were permitted, by contract, to be deducted from such sales milestones. XIAPEX is now available for sale in Austria, Denmark, Finland, Germany, Norway, Spain, Switzerland, Sweden, and the UK. Auxilium is eligible to receive up to $15 million in additional regulatory milestone payments for this indication, which will be paid in $7.5 million increments, following Pfizer’s first sale of XIAPEX in each of the remaining major markets of the EU.

Testim:

•	Worldwide revenues for Testim were $53.6 million, up 12% over the third quarter of 2010, with $52.9 million of these revenues earned in the U.S.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 195,000 total prescriptions for Testim were dispensed in the third quarter of 2011, a growth of 13% over the third quarter of 2010.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. increased 17% versus the third quarter of 2010, according to IMS.

•	Testim ended the month of September with a 20.8% share of total prescriptions for testosterone gels in the U.S., compared to 21.9% at the end of September 2010, according to IMS.

Third Quarter 2011 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars):

	Quarter End 9/30/2011	Quarter End 9/30/2010	Increase (Decrease)
Testim U.S. Revenue	$52.9	$47.4	$5.5
Testim Ex – U.S. & Contract Revenue	0.7	0.5	0.2

Total Testim Revenue	$53.6	$47.9	$5.7

XIAFLEX U.S. Revenue	$10.3	$4.6	$5.7
XIAFLEX Ex – U.S. and Contract Revenue	$2.8	1.1	1.7

Total XIAFLEX Revenue	$13.1	$5.7	$7.4

Total Worldwide Revenue	$66.7	$53.6	$13.1

Ex-U.S. & contract revenues represent the ongoing amortization of deferred up-front and milestone payment amounts, cumulative catch-up adjustments for milestone payments received during the period, in the case of Testim, sales of products to our partner and, in the case of XIAFLEX, royalties received on product sales by our licensees. For 2011, XIAFLEX revenue recognition methodology records sales of XIAFLEX when units are sold to XIAFLEX distributors. XIAFLEX 2010 revenue recognition methodology recorded sales of XIAFLEX when units are sold from XIAFLEX distributors to physician offices.

Third Quarter 2011 Financial Details

The net loss for the third quarter of 2011 was $(4.1) million, or $(0.08) per share, compared to a net loss of $(12.8) million, or $(0.27) per share, reported for the third quarter of 2010. Net loss for the third quarter of 2011 included total stock-based compensation expense of $3.8 million, compared to $3.5 million for the third quarter of 2010.

Gross margin on net revenues was 79.7% for the quarter ended September 30, 2011 compared to 78.4% for the year-ago quarter. Gross margin reflects the costs of products sold, royalty obligations due to the Company’s licensors, and the amortization of the deferred costs associated with the Pfizer contract. The increase in the gross margin rate is the result of the contribution of high margin XIAFLEX product sales.

Investment in research and development for the quarter ended September 30, 2011 was $14.2 million, compared to $14.4 million for the comparable period in 2010. The slight decrease in expense results from lower costs related to development of a larger scale production process and increased charges related to the phase III XIAFLEX clinical trials for Peyronie’s disease.

Selling, general and administrative expenses totaled $43.3 million for the quarter ended September 30, 2011 compared with $40.3 million for the year-ago quarter. The increase was primarily due to the promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s in the U.S.

As of September 30, 2011, Auxilium had $149.6 million in cash and cash equivalents compared to $151.8 million on June 30, 2011.

Conference Call

Auxilium will hold a conference call today, October 31, 2011 at 10:00 a.m. ET, to discuss third quarter 2011 results and operational highlights. The presentation slides to be used during the call are now available on the “For Investors” section of the Company’s web site under the “Presentations” tab. A question and answer session will follow the presentation. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab. The conference call will be archived for future review until January 31, 2012.

Conference call details:
Date:	Monday, October 31, 2011
Time:	10:00 a.m. ET
Dial-in (U.S.):	800.299.6183
Dial-in (International):	617.801.9713
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888.286.8010
Access number (International):	617.801.6888
Replay Passcode #:	87445802

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists,

endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to drive shareholder value; XIAFLEX becoming the standard of care for Dupuytren’s contracture; the phase I study of XIAFLEX for the treatment of cellulite; BioSpecific’s plans to initiate studies of XIAFLEX for the treatment of XIAFLEX for the treatment of canine and human lipomas; the phase IIb trials of XIAFLEX for the treatment of Frozen Shoulder syndrome; the timing of reporting top-line data regarding the phase III program for XIAFLEX for the treatment of Peyronie’s disease; the size of, and timing of top-line results from, the XIAFLEX phase IIIb Dupuytren’s contracture multicord study; the future occurrence or likelihood of additional launches of XIAPEX in other EU and Eurasian markets and our receipt of any applicable milestone payments from Pfizer; the Company’s expected financial performance in 2011; and products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenues	$66,731	$53,633	$191,037	$149,600

Operating expenses*:
Cost of goods sold	13,527	11,573	39,159	32,561
Research and development	14,161	14,429	43,230	34,050
Selling, general and administrative	43,262	40,337	129,789	117,668

Total operating expenses	70,950	66,339	212,178	184,279

Loss from operations	(4,219)	(12,706)	(21,141)	(34,679)
Interest income (expense), net	161	(48)	88	(155)

Loss before income taxes	(4,058)	(12,754)	(21,053)	(34,834)
Provision for income taxes	—	—	—	—

Net loss	$(4,058)	$(12,754)	$(21,053)	$(34,834)

Basic and diluted net loss per common share	$(0.08)	$(0.27)	$(0.44)	$(0.74)

Weighted average common shares outstanding	47,933,447	47,592,975	47,843,570	47,346,119

* includes the following amounts of stock-based compensation expense:

Cost of goods sold	$15	$7	$42	$10
Research and development	836	58	2,406	1,415
Selling, general and administrative	2,989	3,427	9,691	10,489

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$149,639	$128,207
Total assets	297,581	243,904
Total stockholders’ equity	89,286	94,443